National Vision Holdings, Inc. Reports Third Quarter 2017 Financial Results

•	Net revenue increased 14.9% to $346.1 million

•	Comparable store sales growth was 8.3%; Adjusted comparable store sales growth was 7.0%

•	63rd consecutive quarter of positive comparable store sales growth

•	Net income of $1.5 million

•	Adjusted EBITDA increased 17.6% to $36.2 million

Duluth, Ga. -- Dec. 7, 2017 -- National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”) today reported its financial results for the third quarter ended September 30, 2017.
Reade Fahs, chief executive officer, stated, “The third quarter was another strong period for us. Despite hurricanes in both Texas and Florida, the team managed to deliver its 63rd consecutive quarter of positive comparable store sales growth, once again driven by increases in customer transactions. We were especially proud of the way our 10,000 associates rallied to support the many optometrists, fellow associates, and customers whose lives were devastated by the storms.”
Mr. Fahs continued, “We successfully opened 19 stores this quarter and continue to see a long runway for store growth. Since quarter end, we are proud to have celebrated two milestones -- the opening of our 1,000th store and the successful completion of our IPO. We also enhanced our partnership with the Boys and Girls Club of America to help young people most in need have access to eye care and eyewear. All in all it was another healthy quarter -- emblematic of the health and consistent progress we have had over the past several years.”
Unless indicated otherwise, the information in this release has been adjusted to give effect to a 1.96627-for-one reverse stock split of the Company’s common stock effected on October 24, 2017.

Adjusted comparable store sales growth, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and EBITDA are not measures recognized under generally accepted accounting principles (“GAAP”). Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

Third Quarter 2017 Highlights

•	Net revenue increased 14.9% to $346.1 million from $301.2 million for the third quarter of 2016.

•	Comparable store sales growth of 8.3% and adjusted comparable store sales growth of 7.0% were driven by increases in customer transactions.

•
Within the owned & host segment, America’s Best comparable store sales growth was 10.2% and Eyeglass World comparable store sales growth was 2.4%. Legacy segment comparable store sales growth was 1.3%. Incremental eye exam revenue as a result of changes to the Company’s FirstSight operations required by changes in applicable California law resulted in a favorable impact of approximately 270 basis points on comparable store sales in the Legacy segment.

•	The Company opened 19 new stores, closed three stores and ended the quarter with 996 stores. Overall, store count grew 6.9% from October 1, 2016 to September 30, 2017.

•
In August and September, the Company temporarily closed stores due to Hurricanes Harvey and Irma. The Company estimates that these storms affected 203 stores and had an adverse impact of between 1.5% and 1.7% on each of its comparable store sales growth and adjusted comparable store sales growth, respectively. In addition, the Company estimates that these storms had an adverse impact of between $3.5 million and $4.1 million on its consolidated net revenue. One store in the Houston market remains closed due to hurricane-related damage.

•
Costs applicable to revenues increased 17.1% to $162.4 million from $138.7 million for the third quarter of 2016. As a percentage of net revenues, costs applicable to revenues increased 90 basis points to 46.9% from 46.0% for the third quarter of 2016. This increase, as a percentage of net revenues, was primarily driven by higher optometrist costs and higher wholesale fulfillment mix.

•
Selling, general and administrative expenses (“SG&A”) increased 12.5% to $151.3 million from $134.5 million for the third quarter of 2016. As a percentage of net revenues, SG&A declined 90 basis points to 43.7% from 44.6% for the third quarter of 2016. This decline as a percentage of net revenues was primarily driven by the timing of advertising.

•
Interest expense increased $5.1 million compared to the third quarter of 2016. Interest expense increased $1.9 million as a result of the $175 million of incremental term loans under the first lien credit agreement used to fund a recapitalization dividend declared on February 2, 2017 and $2.6 million related to interest payments due to counterparties associated with its derivative cash flow hedges.

•
Net income was $1.5 million, or $0.03 per diluted share, compared to $3.0 million, or $0.05 per diluted share, for the third quarter of 2016. This decline in net income was due primarily to the increase in interest expense in the third quarter of 2017.

•	Adjusted net income was $5.8 million compared to $6.6 million for the third quarter of 2016. This decline in adjusted net income was due primarily to the decline in net income.

•
Adjusted EBITDA increased 17.6% to $36.2 million compared to $30.7 million for the third quarter of 2016. Adjusted EBITDA margin increased 20 basis points to 10.4% from 10.2% for the third quarter of 2016.

•	Net revenue and adjusted EBITDA results above do not include the $1.7 million net increase in deferred revenue in the third quarter of 2017.

Nine-Month Period Highlights

•
Net revenue increased 14.6% to $1.1 billion from $919.1 million for the same period of 2016. The Company believes that its first quarter of 2017 was negatively impacted by the Earned Income Tax Credit processing rules implemented by the federal government in 2017 which caused a two- to three-week delay in many federal tax refunds in the first quarter. This delay caused store transactions, and ultimately net revenue, to fall short of planned levels in the first quarter. A weaker than expected first quarter was partially offset by strong performance in comparable store sales growth and overall customer transactions in the second quarter of 2017.

•	Comparable store sales growth of 7.4% and adjusted comparable store sales growth of 6.7% were driven by an increase in customer transactions.

•
Within the owned & host segment, America’s Best comparable store sales growth was 9.6% and Eyeglass World comparable store sales growth was 5.0%. Legacy segment comparable store sales growth decreased (0.3%). Incremental eye exam revenue as a result of changes to the Company’s FirstSight operations required by changes in applicable California law resulted in a favorable impact of approximately 110 basis points on comparable store sales growth in the Legacy segment.

•	The Company opened 59 stores, closed six stores, and ended the period with 996 stores. Overall, store count grew 6.9% from October 1, 2016 to September 30, 2017.

•
In August and September, the Company temporarily closed stores due to Hurricanes Harvey and Irma, respectively. The Company estimates that these storms affected 203 stores and had an adverse impact of between 0.4% and 0.5% on each of its comparable store sales growth and adjusted comparable store sales growth, respectively. In addition, the Company estimates that these storms had an adverse impact of between $3.5 million and $4.1 million on its consolidated net revenue.

•
Costs applicable to revenues increased 16.9% to $484.6 million from $414.5 million for the same period of 2016. As a percentage of net revenues, costs applicable to revenues increased 90 basis points to 46.0% from 45.1% for the same period of 2016. This increase, as a percentage of net revenues, was driven by higher wholesale fulfillment mix and higher optometrist costs, as well as a $2.3 million write-off of inventory related to slow-moving contact lens product which had expired or would expire prior to possible sale.

•
SG&A increased 12.7% to $445.7 million from $395.4 million for the same period of 2016. As a percentage of net revenues, SG&A declined 70 basis points to 42.3% from 43.0% for the same period of 2016. This decline, as a percentage of net revenues, was primarily driven by certain ecommerce partner fees, occupancy costs, performance based incentive compensation and corporate payroll.

•
Interest expense increased $11.6 million compared to the same period of 2016. Interest expense increased $4.8 million as a result of the $175 million of incremental term loans under the first lien credit agreement to fund the February 2, 2017 recapitalization dividend and $6.1 million related to interest payments due to counterparties associated with its derivative cash flow hedges.

•
Net income was $17.1 million, or $0.29 per diluted share, compared to $24.5 million, or $0.43 per diluted share for the same period of 2016. The decline in net income was due primarily to the increase in interest expense, as well as a litigation settlement, debt issuance costs, and non-cash inventory write-offs.

•
Adjusted net income was $36.1 million compared to $34.9 million for the same period of 2016. Adjusted net income for the 2017 period excluded the litigation settlement, debt issuance costs and non-cash inventory write-offs.

•
Adjusted EBITDA increased 15.3% to $134.7 million compared to $116.8 million for the same period of 2016. Adjusted EBITDA margin increased 10 basis points to 12.8% from 12.7% for the same period of 2016.

•	Net revenue and adjusted EBITDA results above do not include the $9.2 million net increase in deferred revenue year-to-date.

Balance Sheet and Cash Flow Highlights as of September 30, 2017

•
The Company’s cash balance was $27.6 million as of September 30, 2017. The Company had no borrowings under its $75 million first lien revolving credit facility, exclusive of letters of credit of $5.5 million.

•	Total debt was $922.4 million as of September 30, 2017, consisting of outstanding current and long-term portions of the Company’s first lien and second lien term loans and revolving credit facilities.

•	Cash flows from operating activities for the first nine months of 2017 were $96.3 million compared to $91.1 million for the same period of 2016.

•
Capital expenditures for the first nine months of 2017 totaled $67.1 million compared to $66.8 million for the same period of 2016. The Company plans to spend approximately $92.9 million on capital expenditures during 2017.

Recent Developments

•
On October 30, 2017, the Company completed its initial public offering of common stock (“IPO”) in which it issued and sold 18,170,000 shares of common stock (including 2,370,000 shares pursuant to the underwriters’ option to purchase additional shares). The shares of the Company’s common stock were sold at an initial public offering price of $22.00 per share, which generated net proceeds of approximately $371.8 million after deducting underwriting discounts and commissions and other offering expenses.

•
On October 31, 2017, using proceeds from the IPO, the Company repaid all $125 million outstanding aggregate amount of the Company’s second lien term loans and approximately $235 million of the outstanding amount of the first lien term loan and accrued and unpaid interest thereon.

•
On October 31, 2017, the Company amended its first lien credit agreement to increase the size of the first lien revolving credit facility from $75 million to $100 million and extend the maturity to October 15, 2022.

•
On November 20, 2017, the Company amended its first lien credit agreement to refinance all of the $570 million outstanding first lien term loans with new first lien term loans, extend the maturity of such term loans to November 20, 2024, lower the applicable interest rate margins on the term loans by 25 basis points, and provide for an additional 25 basis points interest rate margin reduction with a credit rating upgrade from Moody’s.

Conference Call Details
A conference call to discuss the third quarter 2017 financial results is scheduled for today, December 7, 2017, at 11:00 a.m. Eastern Time. The U.S. toll free dial-in for the conference call is 866-754-6931 and the international dial-in is 636-812-6625. The conference passcode is 6189987. A live audio webcast of the conference call will be available on the “Investor” section of the Company’s website www.nationalvision.com/investors, where presentation materials will be posted prior to the conference call.

A telephone replay will be available shortly after the broadcast through Thursday, December 14, 2017, by dialing 855-859-2056 from the U.S. or 404-537-3406 from international locations, and entering conference passcode 6189987. A replay of the audio webcast will also be archived on the “Investors” section of the Company’s website.

About National Vision Holdings, Inc
National Vision Holdings, Inc. is one of the largest optical retail companies in the United States with over 1,000 retail stores in 44 states plus the District of Columbia and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the Company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, and Vista Opticals inside Fred Meyer stores and on select military bases, offering a variety of products and services for customers’ eye care needs.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our industry, growth strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including our ability to open and operate new stores in a timely and cost-effective manner and to successfully enter new markets; our ability to maintain sufficient levels of cash flow from our operations to grow; our ability to recruit and retain vision care professionals for our stores; state, local and federal vision care and healthcare laws and regulations; our relationships with managed vision care companies, vision insurance providers and other third-party payors; our operating relationships with our host and legacy partners; the risk of loss or disruption in our distribution centers and optical laboratories; risks associated with vendors and suppliers from whom our products are sourced; competition in the optical retail industry; risks associated with information technology systems and the security of personal information and payment card data collected by us and our vendors; macroeconomic factors and other factors impacting consumer spending beyond the Company’s control; our growth strategy’s impact on our existing resources and performance of our existing stores; our ability to retain senior management and attract new personnel; our ability to manage costs; the success of our marketing, advertising and promotional efforts; risks associated with leasing substantial amounts of space; product liability, product recall or personal injury issues; the impact our leverage has on our ability to raise additional capital to fund our operations; risks associated with managed vision care laws and regulations; our increasing reliance on third-party coverage and reimbursement; issues regarding inventory management; risks related to our e-commerce business; seasonal fluctuations in our business; technological advances that may reduce demand for our products; risks related to our debt agreements; legal regulatory risks, including adverse judgments or settlements from legal proceedings; our ability to protect our intellectual property; our ability to comply with requirements to design and implement and maintain effective internal controls; and risks related to being a controlled company. Additional factors that could cause National Vision’s results to differ materially from those described in the forward-looking statements can be found under the heading entitled “Risk Factors” in our prospectus dated October 25, 2017, filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) of the Securities Act on October 27, 2017, as such factors may be updated from time to time in our periodic filings with the SEC, including our quarterly report on Form 10-Q for the quarterly period ended September 30, 2017, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “EBITDA,” “Adjusted EBITDA,” “Adjusted EBITDA Margin” and “Adjusted Net Income.” We believe EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

To supplement the Company’s comparable store sales growth presented in accordance with GAAP, the Company provides “Adjusted Comparable Store Sales Growth,” which is a non-GAAP financial measure we believe is useful because it provides timely and accurate information relating to the two core metrics of retail sales: number of transactions and value of transactions. Management uses Adjusted Comparable Store Sales Growth as the basis for key operating decisions, such as allocation of advertising to particular markets and implementation of special marketing programs. Accordingly, we believe that Adjusted Comparable Store Sales Growth provides timely and accurate information relating to the operational health and overall performance of each brand. We also believe that, for the same reasons, investors find our calculation of Adjusted Comparable Store Sales Growth to be meaningful.

EBITDA: We define EBITDA as net income, plus interest expense, income tax provision and depreciation and amortization.

Adjusted EBITDA: We define Adjusted EBITDA as EBITDA, further adjusted to exclude stock compensation expense, costs associated with debt refinancing, asset impairment, non-cash inventory write-offs, management fees, new store pre-opening expenses, non-cash rent, litigation settlement and other expenses.

Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net revenue.

Adjusted Net Income: We define Adjusted Net Income as net income, plus stock compensation expense, costs associated with debt refinancing, asset impairment, non-cash inventory write-offs, management fees, new store pre-opening expenses, non-cash rent, litigation settlement, amortization of acquisition intangibles and deferred financing costs and other expenses, less the tax effect of these adjustments.

Adjusted Comparable Store Sales Growth: We measure Adjusted Comparable Store Sales Growth as the increase or decrease in sales recorded by the comparable store base in any reporting period, compared to sales recorded by the comparable store base in the prior reporting period, which we calculate as follows: (i) sales are recorded on a cash basis (i.e. when the order is placed and paid for, compared to when the order is delivered), utilizing cash basis point of sale information from stores; (ii) stores are added to the calculation in their 13th full month; (iii) closed stores are removed from the calculation for time periods that are not comparable; (iv) sales from partial months of operation are ignored when stores do not open or close on the first day of the month; and (v) when applicable, we adjust for the effect of the 53rd week. Quarterly, year-to-date and annual adjusted comparable store sales are aggregated using only sales from all whole months of operation included in both the current reporting period and the prior reporting period. When a partial month is excluded from the calculation, the corresponding month in the subsequent period is also excluded from the calculation.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Comparable Store Sales Growth are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, comparable store sales growth as a measure of operating performance, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of September 30, 2017 and December 31, 2016
In Thousands, Except Par Value Information
(Unaudited)

ASSETS	As of September 30, 2017	As of December 31, 2016
Current assets:
Cash and cash equivalents	$27,621	$4,945
Accounts receivable, net of allowances	39,111	34,370
Inventories	89,370	87,064
Prepaid expenses and other current assets	22,688	20,880
Total current assets	178,790	147,259

Property and equipment, net	290,656	256,414
Other assets and deferred costs:
Goodwill	792,744	793,229
Trademarks and trade names	240,547	240,547
Other intangible assets, net	75,011	81,338
Other assets	11,114	12,330
Total non-current assets	1,410,072	1,383,858
Total assets	$1,588,862	$1,531,117
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,562	$39,400
Other payables and accrued expenses	90,746	69,402
Unearned revenue	20,867	25,600
Deferred revenue	64,356	57,996
Current maturities of long-term debt	9,645	7,285
Total current liabilities	219,176	199,683

Long-term debt, less current portion and debt discount	912,734	738,340
Other non-current liabilities:
Deferred revenue	32,094	29,432
Other liabilities	49,714	50,497
Deferred income taxes, net	120,556	111,278
Total other non-current liabilities	202,364	191,207
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 56,477 and 56,202 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively.	565	562
Additional paid-in capital	259,034	424,789
Accumulated other comprehensive loss	(13,223)	(14,556)
Retained earnings (deficit)	8,445	(8,675)
Treasury stock, at cost; 28 shares as of September 30, 2017 and December 31, 2016	(233)	(233)
Total stockholders’ equity	254,588	401,887
Total liabilities and stockholders’ equity	$1,588,862	$1,531,117

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
For the Three and Nine Months Ended September 30, 2017 and October 1, 2016
In Thousands, Except Per Share Information
(Unaudited)

	Three Months Ended September 30, 2017	Three Months Ended October 1, 2016	Nine Months Ended September 30, 2017	Nine Months Ended October 1, 2016
Revenue:
Net product sales	$283,648	$246,638	$867,192	$756,787
Net sales of services and plans	62,441	54,578	186,297	162,294
Total net revenue	346,089	301,216	1,053,489	919,081
Costs applicable to revenue (exclusive of depreciation and amortization):
Products	115,752	99,096	349,099	299,420
Services and plans	46,606	39,568	135,474	115,033
Total costs applicable to revenue	162,358	138,664	484,573	414,453
Operating expenses:
Selling, general and administrative expenses	151,251	134,457	445,714	395,385
Depreciation and amortization	15,352	13,217	44,404	38,237
Asset impairment	—	—	1,000	52
Litigation settlement	—	—	7,000	—
Other expense, net	568	563	744	1,217
Total operating expenses	167,171	148,237	498,862	434,891
Income from operations	16,560	14,315	70,054	69,737
Interest expense, net	14,851	9,728	40,965	29,377
Debt issuance costs	—	—	2,702	—
Earnings before income taxes	1,709	4,587	26,387	40,360
Income tax provision	163	1,561	9,267	15,893
Net income	$1,546	$3,026	$17,120	$24,467

Earnings per share:
Basic	$0.03	$0.05	$0.30	$0.44
Diluted	$0.03	$0.05	$0.29	$0.43
Weighted average shares outstanding:
Basic	56,414	56,211	56,363	56,176
Diluted	58,459	57,170	58,281	56,814

Comprehensive income:
Net income	$1,546	$3,026	$17,120	$24,467
Change in fair value of hedge instruments	2,255	(663)	2,176	(13,245)
Tax (provision) benefit of change in fair value of hedge instruments	(872)	261	(843)	5,219
Comprehensive income	$2,929	$2,624	$18,453	$16,441

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2017 and October 1, 2016
In Thousands
(Unaudited)

	Nine Months Ended September 30, 2017	Nine Months Ended October 1, 2016
Cash flows from operating activities:
Net income	$17,120	$24,467
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation of property and equipment	38,077	31,345
Amortization of intangible assets	6,327	6,892
Amortization of loan costs	3,075	2,946
Asset impairment	1,000	52
Deferred income tax expense	8,922	15,901
Non-cash stock option compensation	3,140	3,308
Non-cash inventory adjustments	4,695	1,228
Debt issuance costs	2,702	—
Other	388	529
Changes in operating assets and liabilities:
Accounts receivable, net	(4,741)	569
Inventories	(7,001)	(8,007)
Other assets	2,487	(1,223)
Accounts payable	(5,838)	(8,738)
Other liabilities	25,898	21,807
Net cash provided by operating activities	96,251	91,076
Cash flows from investing activities:
Purchase of property and equipment	(67,135)	(66,771)
Purchase of investments	(1,500)	(1,000)
Other	(113)	(734)
Net cash used for investing activities	(68,748)	(68,505)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	173,712	—
Proceeds from issuance of common stock	1,004	—
Principal payments on long-term debt	(6,236)	(4,886)
Proceeds from exercise of stock options	1,088	884
Payments on capital lease obligations	(710)	(426)
Debt issuance costs	(2,702)	—
Dividend to stockholders	(170,983)	—
Net cash used for financing activities	(4,827)	(4,428)
Net change in cash and cash equivalents	22,676	18,143
Cash and cash equivalents, beginning of year	4,945	5,595
Cash and cash equivalents, end of period	$27,621	$23,738

Supplemental cash flow disclosure information:
Non-cash financing activities:
Deferred offering costs accrued at the end of period	$2,694	—

National Vision Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Reconciliation of Net Income to EBITDA, Adjusted EBITDA, and Adjusted Net Income
For the Three and Nine Months Ended September 30, 2017 and October 1, 2016
In Thousands
(Unaudited)

	Three Months Ended September 30, 2017		Three Months Ended October 1, 2016		Nine Months Ended September 30, 2017		Nine Months Ended October 1, 2016
Net income	$1,546	0.4%	$3,026	1.0%	$17,120	1.6%	$24,467	2.7%
Interest expense	14,851	4.3%	9,728	3.2%	40,965	3.9%	29,377	3.2%
Income tax provision	163	—%	1,561	0.5%	9,267	0.9%	15,893	1.7%
Depreciation and amortization	15,352	4.4%	13,217	4.4%	44,404	4.2%	38,237	4.2%
EBITDA	31,912	9.2%	27,532	9.1%	111,756	10.6%	107,974	11.7%

Stock compensation expense (a)	1,151	0.3%	854	0.3%	3,140	0.3%	3,308	0.4%
Debt issuance costs (b)	—	—%	—	—%	2,702	0.3%	—	—%
Asset impairment (c)	—	—%	—	—%	1,000	0.1%	52	—%
Non-cash inventory write-offs (d)	—	—%	—	—%	2,271	0.2%	—	—%
Management fees (e)	271	0.1%	290	0.1%	845	0.1%	815	0.1%
New store pre-opening expenses (f)	618	0.2%	547	0.2%	1,896	0.2%	1,672	0.2%
Non-cash rent (g)	381	0.1%	296	0.1%	1,035	0.1%	1,104	0.1%
Litigation settlement (h)	—	—%	—	—%	7,000	0.7%	—	—%
Other (i)	1,828	0.5%	1,219	0.4%	3,041	0.3%	1,878	0.2%
Adjusted EBITDA/ Adjusted EBITDA Margin	$36,161	10.4%	$30,738	10.2%	$134,686	12.8%	$116,803	12.7%
Note: Percentages reflect line item as a percentage of net revenue

	Three Months Ended September 30, 2017	Three Months Ended October 1, 2016	Nine Months Ended September 30, 2017	Nine Months Ended October 1, 2016
Net income	$1,546	$3,026	$17,120	$24,467
Stock compensation expense (a)	1,151	854	3,140	3,308
Debt issuance costs (b)	—	—	2,702	—
Asset impairment (c)	—	—	1,000	52
Non-cash inventory write-offs (d)	—	—	2,271	—
Management fees (e)	271	290	845	815
New store pre-opening expenses (f)	618	547	1,896	1,672
Non-cash rent (g)	381	296	1,035	1,104
Litigation settlement (h)	—	—	7,000	—
Other (i)	1,828	1,219	3,041	1,878
Amortization of acquisition intangibles and deferred financing costs (j)	2,884	2,814	8,628	8,500
Tax effect of total adjustments (k)	(2,853)	(2,407)	(12,623)	(6,931)
Adjusted Net Income	$5,826	$6,639	$36,055	$34,865

(a)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards.

(b)	Fees associated with the borrowing of $175.0 million in additional principal under our first lien credit agreement during the first fiscal quarter of 2017.

(c)	Non-cash charges related to impairment of long-lived assets, primarily the complete write-off of a cost based investment.

(d)	Reflects write-offs of inventory relating to the expiration of a specific type of contact lenses that could not be sold and required disposal.

(e)	Reflects management fees paid to KKR and Berkshire in accordance with our monitoring agreement with them.

(f)
Pre-opening expenses, which include marketing and advertising, labor and occupancy expenses incurred prior to opening a new store, are generally higher than comparable expenses incurred once such store is open and generating revenue. We believe that such higher pre-opening expenses are specific in nature and amount to opening a new store and as such, are not indicative of ongoing core operating performance. We adjust for these costs to facilitate comparisons of store operating performance from period to period. Pre-opening costs are permitted exclusions in our calculation of Adjusted EBITDA pursuant to the terms of our existing credit agreements.

(g)
Consists of the non-cash portion of rent expense, which reflects the extent to which our straight-line rent expense recognized under GAAP exceeds or is less than our cash rent payments. The adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth in recent years. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized under GAAP is typically less than our cash rent payments.

(h)	Amounts accrued related to settlement of litigation. See Note 8 - Commitments and Contingencies in our unaudited condensed consolidated financial statements for further details.

(i)
Other adjustments include amounts that management believes are not representative of our operating performance, including our share of losses on equity method investments of $0.4 million, $0.2 million, $0.7 million and $1.0 million for the three months ended September 30, 2017 and October 1, 2016 and nine months ended September 30, 2017 and October 1, 2016, respectively; the amortization impact of the KKR Acquisition-related adjustments (e.g., fair value of leasehold interests) of $(0.1) million, $(0.1) million, $(0.2) million and $(0.6) million for the three months ended September 30, 2017 and October 1, 2016 and nine months ended September 30, 2017 and October 1, 2016, respectively, related to prior acquisitions; expenses related to preparation for being an SEC registrant that were not directly attributable to the IPO and therefore not charged to equity of $0.6 million, $0.6 million, $1.8 million and $0.9 million for the three months ended September 30, 2017 and October 1, 2016 and nine months ended September 30, 2017 and October 1, 2016, respectively; differences between the timing of expense versus cash payments related to contributions to charitable organizations of $(0.3) million for three months ended September 30, 2017 and October 1, 2016, and $(0.8) million during nine months ended September 30, 2017 and October 1, 2016; costs of severance and relocation of $0.7 million, $0.4 million, $1.0 million, and $0.8 million for the three months ended September 30, 2017 and October 1, 2016 and nine months ended September 30, 2017 and October 1, 2016 respectively; and other expenses and adjustments totaling $0.4 million, $0.4 million, $0.5 million, and $0.6 million for the three months ended September 30, 2017 and October 1, 2016 and nine months ended September 30, 2017 and October 1, 2016, respectively.

(j)
Amortization of acquisition intangibles related to the additional expense incurred due to the increase in the carrying values of amortizing intangible assets as a result of the KKR Acquisition of $1.9 million for the three months ended September 30, 2017 and October 1, 2016 and $5.6 million for nine months ended September 30, 2017 and October 1, 2016. Amortization of deferred financing costs is primarily associated with the March 2014 term loan borrowings in connection with the KKR Acquisition and, to a lesser extent, amortization of deferred loan discount costs associated with the May 2015 and February 2017 incremental first lien term loans of $1.0 million, $1.0 million, $3.1 million and $2.9 million for the three months ended September 30, 2017 and October 1, 2016 and nine months ended September 30, 2017 and October 1, 2016, respectively.

(k)	Represents the tax effect of the total adjustments at our estimated effective tax rate.

Reconciliation of Adjusted Comparable Store Sales Growth to Total Comparable Store Sales Growth
For the Three and Nine Months Ended September 30, 2017 and October 1, 2016
(Unaudited)

	Three Months Ended September 30, 2017	Three Months Ended October 1, 2016	Nine Months Ended September 30, 2017	Nine Months Ended October 1, 2016
Total Comparable Store Sales Growth (a)	8.3%	5.2%	7.4%	6.9%
Adjusted Comparable Store Sales Growth(b)	7.0%	3.7%	6.7%	5.9%

(a)
Total comparable store sales calculated based on consolidated net revenue excluding the impact of (i) corporate/other segment net revenue, (ii) sales from stores opened less than 12 months, (iii) stores closed in the periods presented, (iv) sales from partial months of operation when stores do not open or close on the first day of the month, and (v) if applicable, the impact of a 53rd week in a fiscal year.

(b)
There are two differences between total comparable store sales growth based on consolidated net revenue and adjusted comparable store sales growth: (i) adjusted comparable store sales growth includes the effect of deferred and unearned revenue as if such revenues were earned at the point of sale, resulting in an decrease of 1.3% and1.0% from total comparable store sales growth based on consolidated net revenue for the three months ended September 30, 2017 and October 1, 2016, respectively, and a decrease of 0.5% and 0.5% from total comparable store sales growth based on consolidated net revenue for the nine months ended September 30, 2017 and October 1, 2016, respectively, and (ii) adjusted comparable store sales growth includes retail sales to the legacy partner’s customers (rather than the revenues recognized consistent with the management and services agreement), resulting in a decrease of 0.0% and 0.5% from total comparable store sales growth based on consolidated net revenue for the three months ended September 30, 2017 and October 1, 2016, respectively, and a decrease of 0.2% and 0.5% from total comparable store sales growth based on consolidated net revenue for the nine months ended September 30, 2017 and October 1, 2016, respectively.

Investors:

National Vision Holdings, Inc.
David Mann, CFA, Vice President of Investor Relations
(470) 448-2448
investor.relations@nationalvision.com

Media:

National Vision Holdings, Inc.
Kristina Gross, Director of Communications
(470) 448-2355
Kristina.gross@nationalvision.com